Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-261321

Free Writing Prospectus dated September 13, 2023

$600,000,000
Daimler Trucks Retail Trust 2023-1
Issuer

Daimler Trucks Retail Receivables LLC Depositor	Daimler Truck Financial Services USA LLC Sponsor and Servicer

The depositor has prepared a preliminary prospectus dated September 13, 2023 (subject to completion) which describes the notes to be issued by the issuer.  You should review the preliminary prospectus in its entirety before deciding to purchase any of the offered notes.

Ratings

The depositor expects that the notes issued by the issuer and offered by the preliminary prospectus will receive the indicated ratings from the nationally recognized statistical rating organizations, or “rating agencies,” listed below.

	Fitch Ratings, Inc.	Moody’s Investors Service, Inc.
Class A-2	AAAsf	Aaa (sf)
Class A-3	AAAsf	Aaa (sf)
Class A-4	AAAsf	Aaa (sf)

It is a condition to the issuance of the notes that each class of the offered notes receive the ratings listed above.

Joint Bookrunners

BofA Securities	Credit Agricole Securities	MUFG

Co-Managers
Scotiabank		Deutsche Bank Securities

Daimler Trucks Retail Receivables LLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents Daimler Trucks Retail Receivables LLC has filed with the SEC for more complete information about Daimler Trucks Retail Receivables LLC and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, Daimler Trucks Retail Receivables LLC, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322.